                                                                   EXHIBIT 10.46
                           NOBLE DRILLING CORPORATION
                              AMENDED AND RESTATED
                            THRIFT RESTORATION PLAN

         THIS PLAN, made and executed at Houston; Texas, by NOBLE DRILLING CORPORATION, a Delaware corporation, is being established primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of Noble Drilling Corporation and its participating affiliates.

                                   ARTICLE I.

                                  DEFINITIONS

         Section 1.1 Definitions. Unless the context clearly indicates otherwise, when used in this Plan:

                 (a) "Account" means a Participant's Deferral Account or Matching Account, as the context requires.

                 (b) "Affiliated Company" means any corporation or organization, other than an Employer, which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code of 1986, as amended ("Internal Revenue Code")) or of an affiliated service group (within the meaning of
         Section 414(m) of the Internal Revenue Code) with respect to which an Employer is also a member, and any other incorporated or unincorporated trade or business which along with an Employer is under common control (within the meaning of Section 414(c) of the Internal Revenue Code).

                 (c) "Applicable Percentage" means (i) with respect to the Plan Year ending December 31, 1994, 14% per annum, and (ii) with respect to each succeeding Plan Year, 14% per annum unless prior to the end of the first quarter of such Plan Year the Compensation Committee of the Board of Directors of the Company specifies another percentage to be the Applicable Percentage for the purposes of this Plan.

                 (d) "Committee" means the committee designated pursuant to Plan Section 2.1 to administer this Plan.

                 (e)      "Company" means Noble Drilling Corporation.

                 (f) "Deferral Account" means the account established and maintained on the books of an Employer pursuant to Plan Section 3.2 to record a Participant's interest under this Plan attributable to amounts credited to such Participant pursuant to Plan Section 3.2(a).

                 (g) "Election Period" means the period prior to the beginning of a Plan Year (or, with respect to the Plan's first Plan Year, the period prior to April 11, 1994) which is specified by the Committee for the making of deferral elections for such year pursuant to Plan Section 3.1.

                 (h) "Eligible Employee" means employee of an Employer whose annual base salary as of the first day of such year (as estimated by the Committee during the Election Period for such year) will be at least equal to the greater of $66,000 or the compensation threshold amount applicable in determining a highly compensated employee in the top-paid group of employees under Section 414(g)(1)(C) of the Internal Revenue Code for such year (as estimated by the Committee during the Election Period for such year).

                 (i) "Employer" includes the Company and any other incorporated or unincorporated trade or business which may adopt both the Thrift Plan and this Plan.

                 (j) "Matching Account" means the account established and maintained on the books of an Employer pursuant to Plan Section 3.2 to record a Participant's interest under this Plan attributable to amounts credited to such Participant pursuant to Plan Section 3.2(b).

                 (k) "Participant" means an Eligible Employee or former Eligible Employee for whom an Account is being maintained under this Plan.

                 (l) "Plan" means this Noble Drilling Corporation Amended and Restated Thrift Restoration Plan as in effect from time to time.

                 (m) "Plan Year" means the twelve-month period commencing January 1 and ending the following December 31.

                 (n) "Thrift Plan" means the Noble Drilling Corporation Thrift Plan as in effect from time to time.

                 (o) "Unit" means a fictional deferred compensation unit used solely for accounting purposes under this Plan to determine an amount payable in cash to or with respect to a Participant pursuant to the Plan.

                 (p) "Unit Value" means an amount equal to (i) if Company common stock is listed or admitted to trading on a securities exchange registered under the Securities Exchange Act of 1934, the average of the closing sale prices per share of such stock as reported on the principal such exchange for the immediately preceding five days on which a sale of such stock was reported on such exchange, (ii) if Company common stock is not listed or admitted to trading on any such exchange, but is listed as a national market security by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or any similar system then in use, the average of the closing sale prices per share of such stock as reported on NASDAQ or such system for the immediately preceding five days on which a sale of such stock was reported on NASDAQ or such system, and (iii) if Company common stock is not listed or admitted to trading on any such exchange and is not listed as a national market security on NASDAQ or any similar system then in use, but is quoted on NASDAQ or any similar system then in use, the average of the mean between the closing high bid and low asked quotations per share for such stock as reported on NASDAQ or such system for the immediately preceding five days on which bid and asked quotations for such stock were reported on NASDAQ or such system.


                                 ARTICLE II.

                             PLAN ADMINISTRATION

         Section 2.1 Committee. This Plan shall be administered by the Committee appointed to administer the Thrift Plan on behalf of the Employers. The Committee shall have discretionary and final authority to interpret and implement the provisions of the Plan. The Committee shall act by a majority of its members at the time in office and such action may be taken either by a vote at a meeting or in writing without a meeting. The Committee may adopt such rules and procedures for the administration of the Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. Every interpretation, choice, determination or other exercise by the Committee of any power or discretion given either expressly or by implication to it shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan or otherwise directly or indirectly affected by such action, without restriction, however, on the right of the Committee to reconsider and redetermine such action. The Employers shall indemnify and hold harmless each member of the Committee against any claim, cost, expense (including attorneys' fees), judgment or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act as a member of the Committee under this Plan, except in the case of willful misconduct.

                                  ARTICLE III.

                        DEFERRED COMPENSATION PROVISIONS

         Section 3.1 Deferral Election. During the Election Period for each Plan Year, an Eligible Employee may elect to have the payment of (i) the portion of his or her elected pre-tax contributions to the Thrift Plan which cannot be made to the Thrift Plan because of the contribution limitations imposed by the Thrift Plan Committee in order to comply with the requirements of the Internal Revenue Code, (ii) up to 10% of the annual base salary otherwise payable by an Employer to him or her for such year, and (iii) all or any portion of any bonus otherwise payable by an Employer to him or her for such year, deferred for payment in the manner and at the time specified in Plan
Section 3.5. All elections made pursuant to this Plan Section 3.1 shall be made in writing on a form prescribed by and filed with the Committee and shall be irrevocable.

         Section 3.2 Participant Accounts. An Employer shall establish and maintain on its books a Deferral Account and a Matching Account for each Eligible Employee employed by such Employer. Each such Account shall be designated by the name of the Participant for whom established and shall be credited in accordance with the following provisions:

                 (a) The amount of any compensation from an Employer for a Plan Year that a Participant has elected to defer pursuant to Plan
         Section 3.1 shall be credited by such Employer to such Participant's Deferral Account as of the last day of the month in which such amount would otherwise have been paid to such Participant by such Employer.

                 (b) The amount of any Employer matching contribution that would have been made by an Employer to the Thrift Plan for a Participant for a Plan Year if the compensation such Participant elected to defer for such year pursuant to Plan Section 3.1 (i) had been contributed to the Thrift Plan as a pre-tax contribution for such Participant for such year shall be credited to such Participant's Matching Account as of the day such Employer matching contribution would otherwise have been made to the Thrift Plan for such Participant.

         Section 3.3 Deferral Account Adjustments. On the last day of each quarter of each Plan Year, each Deferral Account shall be credited with an amount equal to the interest that would have been earned during that quarter on the amounts credited to such Account if such amounts were credited with interest at the Applicable Percentage.

         Section 3.4 Matching Account Adjustments. Except as provided in Plan
Section 3.5, on the last day of each quarter of each Plan Year the amount credited to a Participant's Matching Account as a dollar amount shall be converted into Units by dividing such dollar amount by the Unit Value on such date. If a cash dividend is paid on Company common stock, a Participant's Matching Account shall be credited on the date said dividend is paid with the number of Units equal to the amount of said dividend per share of Company common stock multiplied by the number of Units then credited to such Matching Account, with the product thereof divided by the Unit Value on the date such dividend is paid. If the Company effects a split of its shares of common stock or pays a dividend in the form of shares of Company common stock, or if the outstanding shares of Company common stock are combined into a smaller number of shares, the Units then credited to a Participant's Matching Account shall be increased or decreased to reflect proportionately the increase or decrease in the number of outstanding shares of Company common stock resulting from such split, dividend or combination. In the event of a reclassification of shares of Company common stock not covered by the foregoing, or in the event of a liquidation, separation or reorganization (including, without limitation, a merger, consolidation or sale of assets) involving the Company, the Board of Directors of the Company shall make such adjustments, if any, to a Participant's Matching Account as such Board may deem appropriate.

         Section 3.5 Account Payments. On the last day of the quarter of the Plan Year during which a Participant's employment with an Employer or Affiliated Company terminates for any reason other than transfer to employment with another Employer or Affiliated Company, (i) the Units credited to such Participant's Matching Account shall be converted into a dollar amount by multiplying the number of such Units by the Unit Value on such date, (ii) if such Participant was not fully vested in the amount credited to his or her Company Matching Account under the Thrift Plan as of the date of such termination of employment, the dollar amount credited to such Participant's Matching Account following said conversion of Units shall be reduced to an amount equal to the dollar amount then credited to said Matching Account multiplied by the vested percentage applicable to such Participant's Company Matching Account under the Thrift Plan as of the date of such termination of employment, and (iii) following the foregoing conversion of Units and amount reduction, the amount credited to the Matching Account maintained by an Employer for such Participant shall be credited to the Deferral Account maintained by such Employer for such Participant and charged against such Matching Account. Within thirty days following the last day of the quarter of the Plan Year during which a Participant's employment with an Employer or Affiliated Company terminates for any reason other than transfer to employment with another Employer or Affiliated Company, the amount credited to the Deferral Account maintained by an Employer for such Participant shall be paid or commence being paid, as the case may be, by such Employer to such Participant (or, in the event of his or her subsequent death, to the beneficiary or beneficiaries designated by such Participant pursuant to Plan Section 3.6) in cash and charged against such Deferral Account either in a single lump sum or in approximately equal annual installments over a period of five years, such form of distribution to be determined by such Employer in its absolute discretion.

         Section 3.6 Designation of Beneficiaries. Any amount payable under this Plan after the death of a Participant shall be paid when otherwise due hereunder to the beneficiary or beneficiaries designated by such Participant. Such designation of beneficiary or beneficiaries shall be made in writing on a form prescribed by and filed with the Committee and shall remain in effect until changed by such Participant by the filing of a new beneficiary designation form with the Committee. If a Participant fails to so designate a beneficiary, or in the event all of the designated beneficiaries are individuals who either predecease the Participant or survive the Participant but die prior to receiving the full amount payable under this Plan, any remaining amount payable under this Plan shall be paid to such Participant's estate when otherwise due hereunder.

         Section 3.7 Hardship Distributions. If a Participant who is fully vested in the amount credited to his or her Company Matching Account under the Thrift Plan encounters an unanticipated severe financial emergency which is caused by an event or series of events beyond the control of such Participant and which has or will result in a severe financial hardship to such Participant if he or she does not receive an early distribution from an Account being maintained for such Participant under this Plan, the Committee in its absolute discretion may direct the Employer maintaining such Account to pay to such Participant in cash and charge against such Account such portion of the amount then credited to such Account (including, if appropriate, the entire balance thereof) as the Committee shall determine to be necessary to alleviate the severe financial hardship of such Participant. No distribution shall be made to a Participant pursuant to this Plan Section 3.7 unless such Participant requests such a distribution in writing and provides to the Committee such information and documentation with respect to his or her financial emergency and hardship as may be requested by the Committee.

         Section 3.8 Matching Account Forfeiture. Any provision of this Plan to the contrary notwithstanding, if the Committee in its absolute discretion determines that a Participant's employment with an Employer or Affiliated Company was terminated either (i) by discharge by such Employer or Affiliated Company for cause, or (ii) by such Participant's quitting to render services to, become employed by or otherwise directly or indirectly participate or engage in the financing or conduct of any business which competes with a business conducted by such Employer or Affiliated Company in an area where such business is then being conducted by such

Employer or Affiliated Company, such Participant shall thereupon forfeit the entire amount credited to his or her Matching Account.

                                 ARTICLE IV.

                           AMENDMENT AND TERMINATION

         Section 4.1 Amendment and Termination. The Board of Directors of the Company shall have the right and power at any time and from time to time to amend this Plan, in whole or in part, on behalf of all Employers, and at any time to terminate this Plan or any Employer's participation hereunder; provided, however, that no such amendment or termination shall reduce the amounts actually credited to a Participant's Accounts as of the date of such amendment or termination, or further defer the dates for the payment of such amounts, without the consent of the affected Participant; and provided further that the provisions of Plan Sections 1.1(h), 1.1(p), 3.2(b) and 3.4, and any other provision that constitutes a formula referred to in Rule 16b-3(c)(2)(ii)(A) under the Securities Exchange Act of 1934, as amended, shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

                                   ARTICLE V.

                            MISCELLANEOUS PROVISIONS

         Section 5.1 Nature of Plan and Rights. This Plan is unfunded and maintained by the Employers primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Employers. The Units credited and Accounts maintained under this Plan are fictional devices used solely for the accounting purposes of this Plan to determine an amount of money to be paid by an Employer to a Participant pursuant to this Plan, and shall not be deemed or construed to create a trust fund or security interest of any kind for or to grant a property interest of any kind to any Participant, designated beneficiary or estate. The amounts credited by an Employer to Accounts maintained under this Plan are and for all purposes shall continue to be a part of the general assets of such Employer, and to the extent that a Participant, designated beneficiary or estate acquires a right to receive a payment from such Employer pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of such Employer.

         Section 5.2 Spendthrift Provision. No Account balance or other right or interest under this Plan of a Participant, designated beneficiary or estate may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such balance, right or interest shall be liable for or subject to any debt, obligation or liability of such Participant, designated beneficiary or estate.

         Section 5.3 Employment Noncontractual. The establishment of this Plan shall not enlarge or otherwise affect the terms of any Participant's employment with an Employer, and such Employer may terminate the employment of such Participant as freely and with the same effect as if this Plan had not been established.

         Section 5.4 Adoption by Other Employers. This Plan may be adopted by any Employer participating in the Thrift Plan, such adoption to be effective as of the date specified by such Employer at the time of adoption.

         Section 5.5 Claims Procedure. If any person (hereinafter called the "Claimant") feels that he or she is being denied a benefit to which he or she is entitled under this Plan, such Claimant may file a written claim for said benefit with the Committee. Within sixty days following the receipt of such claim the Committee shall determine and notify the Claimant as to whether he or she is entitled to such benefit. Such notification shall be in writing and, if denying the claim for benefit, shall set forth the specific reason or reasons for the denial, make specific reference to the pertinent provisions of this Plan, and advise the Claimant that he or she may, within sixty days following the receipt of such notice, in writing request to appear before the Committee or its designated representative for a hearing to review such denial. Any such hearing shall be scheduled at the mutual convenience of the Committee or its designated representative and the Claimant, and at any such hearing the Claimant and/or his or her duly authorized representative may examine any relevant documents and present evidence and arguments to support the granting of the benefit being claimed. The final decision of the Committee with respect to the claim being reviewed shall be made within sixty days following the hearing thereon, and Committee shall in writing notify the Claimant of said final decision, again specifying the reasons therefor and the pertinent provisions of this Plan upon which said final decision is based. The final decision of the Committee shall be conclusive and binding upon all parties having or claiming to have an interest in the matter being reviewed.

         Section 5.6 Applicable Law. This Plan shall be governed and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas, except where superseded by federal law.

         Section 5.7 Restatement. This Plan amends and restates, and as such supersedes, the Noble Drilling Corporation Thrift Restoration Plan executed on April 5, 1994.

         IN WITNESS WHEREOF, this Plan, as amended and restated, has been executed on this day 17th of March, 1995, to be effective as of April 5, 1994.

                           NOBLE DRILLING CORPORATION

                           By /s/ James C. Day
                             ------------------------------------------
                           Name: James C. Day
                           Title:  Chairman of the Board, President and
                                   Chief Executive Officer